
Cardinal Ethanol News
Fueling energy independence.

June 2019

Update on Sale and Trading Service

After several months of exploring a strategic sale of the facility, the Board of Directors has decided that we will no longer be actively pursuing a sale of the asset. Cardinal's Board, Management and staff will continue to focus on efficient business operations and strategies to best position Cardinal Ethanol, LLC for long term success. For additional information, please see a letter from our Board of Directors dated June 21, 2019 which has been posted on our website and mailed to our Members.

Effective July 1, 2019, the Company will resume trading through the FNC Ag Stock trading service. The Board of Directors would like to thank you for your patience during the suspension of our trading service while the evaluation of options available to Cardinal took place.

Quarter Ended March 31, 2019 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended March 31, 2019. Some of the highlights and key information from the quarter include:

- Net (loss) was approximately $2.7 million or about ($187) per unit for the six months ended March 31, 2019 which is up only slightly from the approximately $2.6 million net (loss) from the first quarter of fiscal year 2019.
- We experienced an increase in ethanol gallons sold of approximately 0.5% for the six months ended March 31, 2019 and a decrease in the average price per gallon of ethanol by about 6% as compared to the same period in 2018.
- DDGs prices were up approximately 10.2% as compared to the same period in 2018 and corn oil prices were up approximately 3.4%.
- Corn prices increased about 2.4% for the six months ended March 31, 2019 as compared to the same period in 2018.
- Our natural gas cost after hedging was lower during the six months ended March 31, 2019 by 2.9% as compared to the same period in 2018 resulting primarily from a decrease in the average price per MMBTU.
- Our revenues from soybean sales decreased for the six months ended March 31, 2019 as compared to the same period in 2018. This decrease is primarily a result of a decrease in

bushels sold of approximately 13.8%. This decrease is primarily due to the soybean carryout for the period.

- During the six months ended March 31, 2019, our costs associated with the procurement of soybeans were about 11.5% lower as compared to the same time period in 2018.

2nd Quarter 2019 Financial Results *

Statements of Operations (Six Months Ended)		
	3/31/2019	*3/31/2018*
Revenues	$ 114,506,420	$ 121,567,824
Cost of Goods Sold	113,402,606	115,023,721
Gross Profit	1,103,814	6,544,103
Operating Expenses	3,676,673	3,326,016
Operating Income	(2,572,859)	3,218,087
Other Income (Expense)	(158,644)	(364,711)
Net Income	$ (2,731,503)	$ 2,853,376
Net Income Per Unit	$ (187)	$ 195
Balance Sheets		
	3/31/2019	*9/30/2018*
Assets	$ 140,045,351	$ 144,594,876
Current Liabilities	$ 16,132,647	$ 16,941,813
Long Term Debt	$ 6,306,009	$ 7,314,867
Member's Equity	$ 117,606,695	$ 120,338,196
Total Liabilities & Member's Equity	$ 140,045,351	$ 144,594,876
Book Value Per Share	$ 8,052	$ 8,239

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “SEC Info”. Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC’s website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal’s website: www.cardinalethanol.com.

Distributions

At the May 21st meeting, the Board approved a distribution in the amount of $100 per unit for holders of record at the close of business on that date. This distribution was paid on May 30th. Remember to keep us updated with your current contact information so that we can get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. When you call our office with any investor related questions, please ask to speak with Bill Dartt or Ashleigh Lawrence.

Industry News

On May 31st, the U.S. Environmental Protection Agency released its final rule extending the 1-psi Reid Vapor Pressure (RVP) waiver to E15 during the summer months to allow its sale year-round and modifying Renewable Identification Number credit trading. EPA's rule means retailers finally have the opportunity to offer E15 to their customers year-round as the peak summer driving season kicks-off. This rule has been a promise the President made to allow retailers to provide access to lower priced, higher octane E15 fuel all year beginning June 1st. We hope that now, as more retailers can or should begin offering E15, this will provide greater market access for the ethanol industry and farmers to increase ethanol demand.

Cardinal's Biggest Assets

This quarter's employee spotlight is on Casey Bruns, our Commodities Manager. Casey joined the Cardinal family in April of 2015 as a Grain Merchandiser. Casey's strong work ethic and ability to create and cultivate strong relationships with our grain customers and brokers made him the perfect fit for the Commodities Manager position when it became available in the Fall of 2018.



Casey manages our four industrious grain merchants and helps oversee the grain operations ran by Commodity Supervisor, Chris Tucker and his team. Casey takes great pride in making sure that the commodity side of Cardinal runs seamlessly while also ensuring that our farmers and customers are well accommodated. Casey also works directly with members of the Board of Directors to oversee the commodity risk for the company to mitigate price exposure.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.